Exhibit 99.1

May 3, 2007

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	President and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FIRST QUARTER 2007

Record First Quarter Sales and Gross Margin

Salt Lake City, Utah, May 3, 2007 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the first quarter ended March 31, 2007. Net sales from continuing operations in the first quarter 2007 established a record of $29.2 million, up 17.9% over the $24.8 million from the first quarter 2006. Income from continuing operations was $0.8 million, or $0.03 per share, in the first quarter compared to a net loss of $0.8 million, or $0.04 per share, in 2006. The auditory testing equipment division was sold in February 2007 and has been reflected as a discontinued operation. Including discontinued operations, net income for the first quarter 2007 was $0.7 million, or $0.03 per share, compared to a net loss of $1.6 million, or $0.07 per share in 2006.

North American sales of $11.1 million in the first quarter 2007 increased 8.4% from 2006. European sales of $12.7 million in the first quarter 2007 increased 28.6% from 2006. Rest-of-world sales of $5.4 million in the first quarter 2007 were up 16.0% from 2006.

Gross profit from continuing operations of $17.9 million in the first quarter 2007 was up 31.3% from 2006. Gross margin from continuing operations of 61.2% in the first quarter 2007 was up from last year’s first quarter level of 55.0% as a result of lower return rates and warranty costs and cost reduction activities in manufacturing.

Selling, general and administrative expense from continuing operations as a percentage of revenue declined slightly from 50.8% in the first quarter 2006 to 50.5% in the first quarter 2007. Research and development expense from continuing operations in the first quarter 2007 of $2.3 million was up $0.5 million from $1.8 million in the prior year, primarily due to increased expenses relating to the development of our next generation products.

Sam Westover, President and CEO, stated, “I am pleased with the Company’s performance in the first quarter which was fueled by our newest products, ion and Balance, enhanced customer service programs, continued manufacturing cost savings, and gross margin expansion. We are executing on our business strategy and producing significant customer service and financial improvements.”

As of March 31, 2007, Sonic Innovations had cash and marketable securities of $24.1 million compared to $26.5 million a year earlier.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: continuing improvement in operations and financial results in 2007, we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Thursday, May 3, 2007 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 591-6945, or (617) 614-4911 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 12438888 (available through May 9, 2007), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2007	2006
Net sales	$29,225	$24,792
Cost of sales	11,333	11,167

Gross profit	17,892	13,625
Selling, general and administrative expense	14,753	12,583
Research and development expense	2,293	1,765

Operating expenses	17,046	14,348

Operating profit (loss)	846	(723)
Other income	234	69

Income (loss) from continuing operations before taxes	1,080	(654)
Income tax provision	272	172

Income (loss) from continuing operations	808	(826)
Loss from discontinued operations, net of income taxes	(125)	(753)

Net income (loss)	$683	$(1,579)

Basic income (loss) per common share:
Continuing operations	$0.03	$(0.04)
Discontinued operations	—	(0.03)

Net income (loss)	$0.03	$(0.07)

Diluted income (loss) per common share:
Continuing operations	$0.03	$(0.04)
Discontinued operations	—	(0.03)

Net income (loss)	$0.03	$(0.07)

Basic weighted average number of common shares outstanding:	26,113	21,850

Diluted weighted average number of common shares outstanding:	27,028	21,850

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
Assets:

Cash and marketable securities	$24,142	$26,452
Accounts receivable	20,425	18,932
Inventories	12,368	10,475
Property and equipment	8,391	8,265
Goodwill and intangibles	42,382	36,812
Assets held for sale	—	2,584
Other	7,936	4,801

Total assets	$115,644	$108,321

Liabilities:

Accounts payable and accrued liabilities	$29,279	$26,758
Loans payable	8,724	6,423
Deferred revenue	8,512	8,011
Liabilities associated with assets held for sale	—	1,225

Total liabilities	46,515	42,417
Shareholders’ equity:

Common stock	27	27
Additional paid-in capital	136,478	134,464
Accumulated deficit	(71,302)	(71,985)
Other	3,926	3,398

Total shareholders’ equity	69,129	65,904

Total liabilities and shareholders’ equity	$115,644	$108,321

Sonic Innovations, Inc.

Consolidated Statement of Net Sales Information

(In thousands)

(Unaudited)

	Three months ended March 31,
	2007	2006
Continuing Operations

North America	$11,143	$10,275
Europe	12,674	9,855
Rest-of-World	5,408	4,662

Total	$29,225	$24,792

Discontinued Operations

Tympany	$325	$1,090